                                                                    EXHIBIT 3.1



                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION
                                       OF
                       FIRST SIERRA RECEIVABLES II, INC.



                 THE UNDERSIGNED, for the purpose of amending the Certificate of Incorporation of FIRST SIERRA RECEIVABLES II, INC., a Delaware corporation, and of restating the provisions not being amended, do hereby certify that:

                 1. The name of the Corporation is FIRST SIERRA RECEIVABLES II, INC.

                 2. The date of filing of its original Certificate of Incorporation with the Secretary of State of Delaware was October 30, 1995.

                 3. Pursuant to Section 222, Section 242 and Section 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of FIRST SIERRA RECEIVABLES II, INC. on May 9, 1996 and by the stockholder of FIRST SIERRA RECEIVABLES II, INC. on May 9, 1996.

                 4. The Certificate of Incorporation, as amended, is hereby amended and restated in its entirety as follows:


                                  ARTICLE ONE

                 The name of this corporation is First Sierra Receivables II, Inc. (the "Corporation").


                                  ARTICLE TWO

                 The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation's initial agent for service of process at that address is The Corporation Trust Company.


                                 ARTICLE THREE

                 The Corporation has been formed for the following purposes:

                 (a) To purchase and lend against interests in, or interests in pools of, trade, account, consumer, and lease receivables, loans and other obligations representing part or all of the sales price of merchandise, insurance or services or the obligations due under leases (collectively, "Receivables") in connection with the issuance of Securities (as defined below) to be secured by or representing beneficial ownership interests of or in such Receivables;

                 (b) To issue and sell notes, or other debt secured by, or ownership interests in, Receivables and other obligations (the "Securities"); provided, however, that each issuance of Securities either be (i) rated not less than investment grade by Standard and Poor's Ratings Services and Moody's Investors Service or
         (ii) consented to by MBIA Insurance Corporation or its successor; and

                 (c) To engage in such activities and to exercise such powers permitted to corporations under the laws of the State of Delaware that are necessarily incident to or connected with the foregoing or necessary to accomplish the foregoing; provided, however, that any agreement entered into by the Corporation must contain a provision pursuant to which the parties to such agreement agree not to join in the filing of a bankruptcy petition against the Corporation until one year and one day following the payment in full of all of the Securities which may have been or may be issued and outstanding.


                                  ARTICLE FOUR

                 The total number of shares which this Corporation is authorized to issue is one-thousand (1,000) shares of common stock, par value One Cent ($0.01) per share, with an authorized capital of Ten Dollars ($10.00).


                                  ARTICLE FIVE

                 No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director; provided, that nothing contained in this Article Five shall eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit.

                 If the General Corporation Law of the State of Delaware is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.


                                  ARTICLE SIX

                 The name and address of the incorporator is as follows:

                          Christine Lachnicht
                          Dewey Ballantine
                          1301 Avenue of the Americas
                          New York, New York 10019



                                 ARTICLE SEVEN

                 At all times, at least two of the directors of the Corporation must be persons who are not a shareholder, or a director (except that such director may also be a director of another limited purpose corporation), officer, employee or affiliate of any shareholder, of the Corporation or any affiliate of the Corporation (each such director, an "Independent Director").


                                 ARTICLE EIGHT

                 The Corporation shall be operated in such a manner that it would not be substantively consolidated in the trust estate of any other individual, corporation, partnership, joint venture, trust or unincorporated organization or any other legal entity, whether acting in an individual, fiduciary or other capacity (each, a "Person") in the event of a bankruptcy or insolvency of such Person and in such regard, the Corporation shall:

                 (a)      not become in the day-to-day management of any other
         Person;

                 (b) not engage in transactions with any other Person other than those activities described in Article Three hereof and matters necessarily incident thereto;

                 (c) maintain separate corporate records and books of account in a separate business office from any other Person;

                 (d) maintain its assets separately from the assets of any other Person (including through the maintenance of a separate bank account);

                 (e) maintain separate financial statements, books and records from any other Person;

                 (f) not guarantee any other Person's obligations or advance funds to, or accept funds from, any other Person for the payment of expenses or otherwise;

                 (g) conduct all business correspondence of the Corporation and other communications in the Corporation's own name;

                 (h) not act as an agent of any other Person in any capacity except pursuant to contractual documents indicating such capacity and only in respect of transactions described in Article Three hereof and matters necessarily incident thereto;

                 (i) not fail to hold appropriate meetings of the Board of Directors at least three times per annum and otherwise as necessary to authorize all corporate action; and

                 (j) not fail to hold meetings of the stockholders at least one time per annum.


                                  ARTICLE NINE

                 Notwithstanding any other provision of this Certificate of Incorporation and any provision of law that otherwise so empowers the Corporation, the Corporation shall not, without the affirmative vote of each Independent Director, and the prior written consent of the Trustee under any securitization agreement (and any supplements thereto) and any trustee under any indenture (and any supplements thereto), do any of the following:

                 (a) institute a proceeding to be adjudicated insolvent, or consent to the institution of any bankruptcy or insolvency case or proceeding against it, or file or consent to a petition under any applicable federal or state law relating to bankruptcy, seeking the Corporation's liquidation or reorganization or any other relief for the Corporation as debtor, or consent to the appointment of a receiver, liquidator, assignee, trustee, custodian or sequestrator (or other similar official) of the Corporation or a substantial part of its property, or make any assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take any corporate action in furtherance of any such action;

                 (b) amend, alter, change, or repeal Article Three, Article Five, Article Seven, Article Eight, or this Article Nine;

                 (c)      dissolve or liquidate, in whole or in part; or

                 (d) consolidate or merge with or into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, or permit any entity to merge into the Corporation or convey, transfer or lease its properties and assets substantially as an entirety to the Corporation.


                                  ARTICLE TEN

                 The Corporation shall, to the fullest extent permitted by
Section 145 (including actions of the type described in subsections (a) and (b) thereof) of the General Corporation Law of the State of Delaware, as the same may be amended from time to time, indemnify and reimburse all persons whom it may indemnify and reimburse pursuant thereto; provided, that the Corporation may obligate itself but shall not be obligated hereby to indemnify any person who has acted as agent of the Corporation or who has acted at the request of the Corporation as agent of another corporation. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any By-Law of the Corporation, agreement, vote of stockholders, or disinterested directors, or otherwise and shall be subordinated to any Securities issued by the Corporation.

                 IN WITNESS WHEREOF, the undersigned has executed the foregoing Amended and Restated Certificate of Incorporation on May 9, 1996.



                                                   /s/ Thomas Depping
                                           _____________________________________